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

NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
Three Months and Nine Months Ended September 29, 1996 and October 1, 1995
              (Unaudited)
(In thousands except per share data)
                                                          THREE MONTHS ENDED       NINE MONTHS ENDED
                                                         -------------------      ------------------
                                                            1996       1995         1996       1995
                                                            ----       ----         ----       ----

Net Earnings                                             $   2,821   $ 4,797      $ 6,987   $  9,841

Add interest expense related to convertible
   debenture, net of income taxes                             --        --           --          160

                                                         ---------   -------       ------   ---------
Adjusted net earnings (1)                                $   2,821   $ 4,797      $ 6,987   $ 10,001
                                                         =========   =======       ======   =========

Weighted average common shares outstanding (2)               7,352     7,346        7,352      7,346
                                                         =========   =======       ======   =========

Net earnings per common share
                                                         ---------   -------       ------   ---------
   outstanding (1/2)                                     $    0.38   $  0.65      $  0.95   $   1.35
                                                         =========   =======       ======   =========
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